Exhibit 99.1

NEWS RELEASE

Contact:	Serco Contacts
Charles King
Head of Investor Relations
Serco Group plc
+44 (0) 1256 745 900

SI International Contact
Alan Hill
VP, Corp. Communications
703-234-6854
alan.hill@si-intl.com

SI International’s Stockholders Approve Agreement and Plan of Merger

RESTON, VA – November 13, 2008 - Serco Group plc (Serco) and SI International, Inc. (NASDAQ: SINT) today announce that SI International’s stockholders have voted to adopt the Agreement and Plan of Merger proposed at SI International’s special meeting of stockholders held today.  The approval of SI International’s stockholders is a condition to completion of the proposed acquisition of SI International by Serco.

As announced on 27 August 2008, Serco has signed a definitive agreement to acquire SI International and the transaction has been approved by the boards of directors of both companies. The mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the proposed acquisition expired on 17 October, 2008. The closing of the acquisition remains conditional upon regulatory approvals including Exon-Florio, and customary closing conditions. The proposed transaction is expected to be completed before the end of 2008.

About Serco:  Serco is an international service company which combines commercial know-how with a deep public service ethos.

We improve services by managing people, processes, technology and assets more effectively. We advise policy makers, design innovative solutions, integrate systems and - most of all - deliver to the public.

Serco supports governments, agencies and companies who seek a trusted partner with a solid track record of providing assured service excellence. Our people offer operational, management and consulting expertise in the aerospace, defence, education, health, home affairs, local government, science, technology, transport and the commercial sectors.

More information can be found at www.serco.com

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About Serco North America:  Serco North America is headquartered in Reston, Virginia and has 7,000 employees across the U.S., several Canadian provinces and other countries. It designs and delivers human capital management, engineering, logistics, economic cost analysis and integrated lifecycle transportation management solutions to military, federal civil agencies, state and local government and commercial customers. Its customers include the U.S. Army, Navy, Marine Corps, the FAA, the Postal Service, the cities of San Francisco, Chicago and Hollywood, and several commercial clients.  More information can be found at
www.serco-na.com.

About SI International:  SI International, a member of the Russell 2000 and S&P SmallCap 600 indices, is a provider of information technology and network solutions (IT) primarily to the federal government.  SI International combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 44th largest Federal Prime IT Contractor by Washington Technology and has approximately 4,500 employees.  More information about SI International can be found at
www.si-intl.com.

Disclaimer:  Nothing in this press release should be construed as a profit forecast or be interpreted to mean that the future earnings per share of Serco will necessarily be the same as, or greater than, the earnings per share for completed financial periods.

This document contains ‘forward-looking statements’ with respect to the financial condition, results of operations and business of Serco and to certain of Serco’s plans and objectives with respect to these items.

Forward-looking statements are sometimes but not always identified by their use of a date in the future or such words as ‘anticipates’, ‘aims’, ‘due’, ‘could’, ‘may’, ‘should’, ‘expects’, ‘believes’, ‘intends’, ‘plans’, ‘targets’, ‘goal’, or ‘estimates’. By their very nature, forward-looking statements are inherently unpredictable, speculative and involve risk and uncertainty because they relate to events and depend on circumstances that may or will occur in the future.

There are various factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, changes in the economies, political situations and markets in which the Group operates; changes in government priorities due to programme reviews or revisions to strategic objectives: changes in the regulatory or competition frameworks in which the Group operates; the impact of legal or other proceedings against or which affect the Group; changes to or delays in programmes in which the Group is involved; the completion of acquisitions and divestitures and changes in exchange rates.

All written or verbal forward-looking statements, made in this document or made subsequently, which are attributable to Serco or any other member of the Group or persons acting on their behalf are expressly qualified in their entirety by the factors referred to above. Serco does not intend to update these forward-looking statements.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  This news release may contain forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs, assumptions and current expectations.  Such statements are not considered historical facts and are considered forward-looking statements under the federal securities laws.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties. Such risks include, without limitation, the risk that the transaction will not be consummated as a result of the failure to satisfy of any of the conditions precedent to the proposed merger, such as the ability of SI International to obtain government approvals required for closing the transaction. As a result, there can be no assurance that the transaction will be completed during the expected timeframe, or at all.  SI International undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in expectations that may arise after the date of this release. We caution you not to place undue reliance upon any such forward-looking statements.

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